EXHIBIT 10.44

Date:	June 15, 2005

To:	Jeff Taylor

From:	Pam Mellor, Dir. Compensation and Benefits, Cole Taylor Bank

Cc:	Key Man Life Insurance File
Personnel File
Christine Sibrava, at Katten, Muchin, Rosenmann

Subject:	Salary Continuation Following Death

I am pleased to inform you of a benefit that was approved for you at the June 14, 2005 Taylor Capital Group, Inc. Compensation Committee meeting. The Committee members discussed and approved a salary continuation benefit for your family following your death. The specifics of this benefit are as follows:

•	One times your then base annual salary will be paid to your spouse / family / estate following your death.

•	The payments will be provided as 1/12th of your then base annual salary in equal installments each month until 12 payments totaling your then base annual salary have been paid. The first installment will be provided as soon as possible following your death. The remaining 11 installments will be provided during the first week of each month.

•	You are required to be an active employee of the company at the time of death in order to qualify for the salary continuation payments.

The funding of the salary continuation will occur from Key Man Life Insurance policies the company purchased in late 2004. Though these policies have a 20-year term, the Company will provide the salary continuation benefit should you continue to be an active employee of the Company following the expiration of the Key Man Life Insurance policy. If you have any questions regarding this benefit, please feel free to contact me at extension 7309.